UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 2, 2005
Capital Automotive REIT
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-23733 (Commission File Number)	54-1870224 (IRS Employer Identification No.)

8270 Greensboro Dr., Suite 950, McLean, Virginia (Address of principal executive offices)	92128 (Zip Code)
Registrant’s telephone number, including area code (703) 288-3075

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 99.1
EXHIBIT 99.2

Item 1.01. Entry into a Material Definitive Agreement.
Agreement and Plan of Merger
On September 2, 2005, Capital Automotive REIT, a Maryland real estate investment trust (the “Company”), and Capital Automotive L.P., a Delaware limited partnership (the “Operating Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Flag Fund V LLC, a Delaware limited liability company (“Parent”), CA Acquisition REIT, a Maryland real estate investment trust (“Merger Sub”), and CALP Merger L.P., a Delaware limited partnership (“Merger Partnership”), pursuant to which Parent will acquire the Company and its subsidiaries through the mergers of Merger Sub with and into the Company with the Company continuing as the surviving REIT (the “REIT Merger”) and Merger Partnership with and into the Operating Partnership with the Operating Partnership continuing as the surviving partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”).
Pursuant to the terms of the Merger Agreement, each issued and outstanding common share of beneficial interest of the Company, par value $0.01 per share (the “Company Common Shares”), will be converted into the right to receive $38.75 in cash, without interest. Each common unit of limited partnership interest of the Operating Partnership (each, an “OP Unit”) will be converted into the right to receive either (i) $38.75 in cash or (ii) if the holder of the OP Unit so elects, subject to certain conditions, one membership interest in a newly created limited liability company which will be an affiliate of Parent and own as its sole asset after the Mergers a common limited partnership interest in the Operating Partnership (each, a “New Unit”). The ability of one or more of the holders of OP Units to elect to receive New Units will depend upon the availability of an exemption from registration of the issuance of the New Units under federal and state securities laws.
The Merger Agreement provides that the Company may continue to declare and pay regular quarterly dividends on the Company Common Shares and Operating Partnership units up to the closing of the Mergers. There will be no pro rated dividend for the quarter in which the closing occurs. If the closing occurs prior to February 7, 2006, which is the Company’s previously scheduled record date for the fourth quarter of 2005, the public shareholders will not receive the dividend for the fourth quarter of 2005. If the closing occurs on or after February 7, 2006, the public shareholders will receive the dividend for the fourth quarter of 2005.
The issued and outstanding 7.5% Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share, and 8% Series B Cumulative Redeemable Preferred Shares, par value $0.01 per share, of the Company (collectively, the “Preferred Shares”) will remain issued and outstanding as Preferred Shares of the Company as the surviving REIT. The Company will continue to pay the required quarterly dividends on the Preferred Shares. Parent has indicated that it may delist all of the Preferred Shares from the Nasdaq National Market following the closing of the Mergers and does not plan to seek to list the Preferred Shares on another trading market. Therefore, it cannot be assured that an active trading market for the Preferred Shares will continue to exist after the closing of the Mergers.
Upon recommendation of the Special Committee of the Board of Trustees, the Mergers and the transactions contemplated by the Merger Agreement have been unanimously approved by the Board of Trustees of the Company, acting both on behalf of the Company itself and on behalf of the Company in its capacity as the sole general partner of the Operating Partnership. The Mergers are subject to customary closing conditions, including the approval of the transaction by the affirmative vote of the holders of a majority of the Company’s outstanding common shares and by the consent of the holders of two-thirds of the outstanding limited partner units of the Operating Partnership (including the Company, which holds approximately 85% of the limited partner units in the Operating Partnership). The Merger Agreement contains no financing condition and DRA Growth & Income Fund V LLC, an affiliate of Parent, has guaranteed the obligations of Parent, Merger Sub and Merger Partnership under the Merger Agreement, including but not limited to their payment obligations, pursuant to a Guaranty dated as of September 2, 2005 executed in favor of the Company and the Operating Partnership (the “Guaranty”). The Merger Agreement contains certain termination rights for both Parent and the Company, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Parent a break-up fee of $40.0 million or reimburse Parent for its out-of-pocket costs and expenses up to $7.5 million ($5.0 million if the reason for termination is because shareholder approval is not obtained). Likewise, under specified circumstances, Parent may be required to reimburse the Company for its out-of-pocket costs and expenses up to $7.5 million. It is currently anticipated that the Mergers will close in late 2005 or early 2006.
The foregoing descriptions of the Mergers, the Merger Agreement, the terms and conditions of the New Units and the Guaranty are qualified in their entirety by reference to the text of the Merger Agreement and the Guaranty, which are attached hereto as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference. A copy of the Company’s press release, dated September 6, 2005, relating to the Merger Agreement is also attached hereto as Exhibit 99.2 and incorporated herein by reference.
Executive Employment Agreements
In connection with the Merger Agreement, Parent and Thomas D. Eckert, President and Chief Executive Officer, David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer, John M. Weaver, Senior Vice President, Secretary & General Counsel, Jay M. Ferriero, Senior Vice President and Director of Acquisitions, and Lisa M. Clements, Vice President and Chief Accounting Officer (each, an “Executive”) have agreed, conditioned upon the consummation of the Mergers, to enter into new employment agreements with the Operating Partnership providing terms of employment with the Company and the Operating Partnership for the three-year period (and in the case of Ms. Clements for the one-year period) following the closing of the Mergers. The new employment agreements with Messrs. Eckert, Kay, Weaver, Ferriero, and Ms. Clements provide for initial base salaries of $640,000, $412,000, $276,000, $412,000 and $230,000, respectively, and the opportunity for each Executive to earn annual bonus compensation based upon certain performance criteria set forth in each Executive’s employment agreement of up to an annual target amount of $660,000, $360,000, $300,000, $390,000 and $180,000, respectively. Each of the Executives will also receive a long term incentive award payable in the case of Messrs. Eckert, Kay, Weaver and Ferriero in equal quarterly installments (based on a maximum of 12 installments) on the last day of each quarter in which they are employed by the Operating Partnership pursuant to their new three-year employment agreements and in the case of Ms. Clements in equal quarterly installments (based on a maximum of 4 installments) on the last day of each quarter in which she is employed by the Operating Partnership pursuant to her new one-year employment agreement. These long term incentive awards are intended to substitute for the equity component of the Executives’ compensation under their existing employment agreements. The maximum aggregate amount of the long term incentive award payable to each of Messrs. Eckert, Kay, Weaver and Ferriero and Ms. Clements under his or her new employment agreement (assuming he or she remains employed by the Operating Partnership for the full term of his or her employment agreement) is $5,760,000, $2,520,000, $2,160,000, $2,880,000 and $300,000, respectively.
In addition, Parent and Messrs. Eckert, Kay, Weaver and Ferriero have agreed to enter into negotiations for a possible future indirect equity investment by each in the Company as well as an additional incentive payment structure based upon the performance of the Company on a going forward basis.
The Executives’ new employment agreements contain terms substantially similar to those of their existing employment agreements with respect to, among other things, the termination rights of the Operating Partnership and the Executives, health benefits, confidentiality obligations as well as non-competition and non-solicitation restrictions on the Executives during their employment and for a two-year period after termination of employment.
Cautionary Statements
The Merger Agreement and the Guaranty have been included to provide investors with information regarding their terms. Except for their status as contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions described above, the Merger Agreement and the Guaranty are not intended to be sources of factual, business or operational information about the parties.
The representations, warranties and covenants made by the parties in the Merger Agreement are qualified, including by information in the schedules referenced in the Merger Agreement that the Company delivered in connection with the execution of the Merger Agreement, and subject to important limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Certain representations and warranties made by the parties in the Merger Agreement may have been used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, these representations, warranties and covenants should not be relied upon as statements of factual information.
Additional Information about the Mergers and Where to Find It
In connection with the proposed Mergers, the Company will file relevant materials with the Securities and Exchange Commission, including a proxy statement. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGERS AND RELATED ITEMS. The proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. Shareholders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed Mergers.
The executive officers and trustees of the Company have interests in the proposed Mergers, some of which may differ from, or may be in addition to, those of the Company’s shareholders generally. In addition, the Company and its executive officers and trustees may be deemed to be participating in the solicitation of proxies from the security holders of the Company in connection with the proposed Mergers. Information about the executive officers and trustees of the Company, their relationship with the Company and their beneficial ownership of Company securities is set forth in the proxy statement for the Company’s 2005 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2005. Shareholders may obtain additional information regarding the direct and indirect interests of the Company and its executive officers and trustees in the proposed Mergers by reading the proxy statement regarding the Mergers when it becomes available.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such jurisdiction.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit
Number	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of September 2, 2005 by and among Capital Automotive REIT, Capital Automotive L.P., Flag Fund V LLC, CA Acquisition REIT and CALP Merger L.P.
99.1	Guaranty dated as of September 2, 2005 by DRA Growth & Income Fund V LLC in favor of Capital Automotive REIT and Capital Automotive L.P.
99.2	Press release issued by Capital Automotive REIT on September 6, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL AUTOMOTIVE REIT
Date: September 6, 2005	By:	/s/ Thomas D. Eckert
		Name:	Thomas D. Eckert
		Title:	President & Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of September 2, 2005 by and among Capital Automotive REIT, Capital Automotive L.P., Flag Fund V LLC, CA Acquisition REIT and CALP Merger L.P.
99.1	Guaranty dated as of September 2, 2005 by DRA Growth & Income Fund V LLC in favor of Capital Automotive REIT and Capital Automotive L.P.
99.2	Press release issued by Capital Automotive REIT on September 6, 2005.